Exhibit 99.1

Poniard Pharmaceuticals Expands Picoplatin Agreement to Include Exclusive Worldwide Rights and Improved Financial Terms and Conditions

— Agreement Eliminates Development Milestones, Significantly Reduces Royalties and

Restructures Sublicense Provisions –

— Preliminary Data from Ongoing Phase 2 Trial Lend Support for Increased Investment –

South San Francisco, Calif. (September 19, 2006) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a specialty pharmaceutical company focused on oncology, today announced that it has broadened its license agreement with AnorMED Inc. (NASDAQ: ANOR; TSX:AOM) for picoplatin, Poniard’s lead product candidate, with improved financial returns for Poniard and exclusive worldwide rights.  The expanded agreement eliminates the payment of development milestones and significantly reduces the royalty rate payable to AnorMED on potential sales of picoplatin.

“With this expanded licensing agreement and global rights to picoplatin, we are better positioned to introduce picoplatin in all major markets upon any regulatory approval of potential products.  We believe that this expanded agreement will improve our financial returns on any picoplatin products that we successfully develop and may enhance our ability to partner picoplatin in the future,” said Jerry McMahon, Ph.D., chairman, president and CEO of Poniard.  “We recently completed enrollment in our picoplatin Phase 2 trial in small cell lung cancer and have encouraging preliminary data from that ongoing trial, which, in part, supported our decision to make this additional investment in picoplatin at this time.”

Encouraging Early Phase 2 Data Lend Support for Increased Investment

A total of 77 patients with small cell lung cancer (SCLC) were treated with picoplatin in the multi-center Phase 2 trial.  Preliminary results from the 54 patients evaluable for response indicate that approximately 50 percent of the patients have shown evidence of stable disease.  The trial is designed to confirm the clinical activity of picoplatin as second-line therapy in patients with platinum-resistant or -refractory SCLC who have failed a prior platinum-based chemotherapy.  These findings are consistent with a previous Phase 2 study in 37 SCLC patients treated with picoplatin.

“This high stable disease rate is promising because platinum-resistant and -refractory SCLC often are associated with rapid tumor growth, disease progression and low overall survival rates,” said Alan B. Glassberg, M.D., chief medical officer of Poniard.  “We are encouraged by these early clinical results and are on track to analyze and present preliminary median overall survival data in the fourth quarter of this year.”

Terms of Expanded Picoplatin Licensing Agreement

Under the terms of the amendment, Poniard will receive exclusive rights to picoplatin in Japan and will pay AnorMED a cash payment of $5 million by October 16, 2006, and an additional cash payment of $5 million by March 31, 2007.  The expanded agreement provides for the elimination of all development milestone payments to AnorMED, and a reduction in the royalty rate on sales of picoplatin to a single digit royalty rate from a prior rate of up to 15 percent.   The agreement also eliminates the sharing of sublicensing revenue with AnorMED for sublicenses after the first anniversary of the amendment and provides for a reduction in sharing of sublicensing revenue with AnorMED for sublicenses entered into within the first year of the amendment.  AnorMED will continue to be eligible to receive single digit royalty payments on product sales upon regulatory approval and retains a total of $5 million in commercialization milestone payments if certain sales targets are achieved.

In April 2004, Poniard acquired from AnorMED worldwide exclusive rights, excluding Japan, to develop, manufacture and commercialize picoplatin.

Picoplatin Development Momentum Toward Clinical Milestones

Picoplatin is a new generation platinum therapy that provides a differentiated spectrum of activity and an improved safety profile.  An intravenous chemotherapeutic agent, picoplatin is designed to overcome platinum resistance associated with the treatment of solid tumors.  It is being studied in an ongoing multi-center Phase 2 clinical trial in patients with SCLC and in Phase 1/2 clinical trials in patients with colorectal cancer and prostate cancer.  The Company’s targeted objectives for picoplatin include the following:

•                  Small cell lung cancer:  Poniard completed enrollment in the Phase 2 trial in August 2006.  Clinical data from this ongoing trial, including preliminary median overall survival data, are expected to be available in the fourth quarter of this year.  The Company will evaluate these data in consideration of initiating a Phase 3 program in the first quarter of 2007.

•                  Colorectal cancer: Completion of the ongoing Phase 1 trial and initiation of the Phase 2 component of this study by the end of this year.  The Phase 1/2 trial is evaluating increasing doses of picoplatin in combination with fluorouracil and leucovorin for the potential front-line treatment of colorectal cancer patients newly diagnosed with metastatic disease.  If found to be safe and effective, picoplatin could be a neuropathy-sparing substitute for oxaliplatin (Eloxatin®), which is part of the FOLFOX regimen that is the current standard of care for the treatment of metastatic colorectal cancer in the United States and Europe.

•                  Prostate cancer: Completion of the Phase 1 trial and initiation of the Phase 2 component of this study by the end of this year.  The Phase 1/2 study is evaluating picoplatin in combination with docetaxel (Taxotere®) as front-line therapy in the treatment of patients with stage IV (metastatic) hormone-refractory prostate cancer who are newly diagnosed and have not received previous chemotherapy.  If found to be safe and effective, picoplatin could become the first platinum approved for use in combination with docetaxel to treat prostate cancer.

•                  Oral picoplatin: Initiation of a Phase 1 trial of an oral formulation of picoplatin in 2007.  Unlike current platinum based therapeutics in use today, picoplatin has in preclinical studies demonstrated up to 40 percent bioavailability.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy that provides a differentiated spectrum of activity and an improved safety profile.  An intravenous chemotherapeutic agent, picoplatin is designed to overcome platinum resistance associated with the treatment of solid tumors.  Picoplatin currently is being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company also is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business model, drug development programs and clinical trial plans and preliminary results to date.  The Company’s actual results may differ materially from those indicated in these forward looking statements based on a number of factors, including anticipated operating losses, uncertainties associated with research, development, clinical trials and related regulatory approvals, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance, technology change and government regulation, general market conditions and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2006 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA  94080

206-286-2517

jrathbun@poniard.com

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